Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion of our reports appearing in this Registration Statement on Form S-1 of Moving iMage Technologies, Inc.,

(1)	Our report dated October 8, 2019, with respect to our audits of the Moving iMage Technologies, LLC balance sheets as of June 30, 2019 and 2018, and the related statements of operations, changes in members’ equity(deficit) and cashflows for the years then ended;
(2)	Our report dated June 10, 2019, except for the effects of matters discussed in the third paragraph of Note 1 which is as of July 28, 2019, with respect to our audits of the Caddy Products, Inc., balance sheets as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended; and
(3)	Our report dated June 10, 2019 with respect to our audits of the NLM Holding Co. Inc., consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the years then ended, which includes an explanatory paragraph related to NLM Holding Co. Inc.’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/ CohnReznick LLP

Roseland, New Jersey
October 8, 2019